Form 10-Q
                                                                    For the Nine
                                                                    Months Ended
                                                              September 30, 1998


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)




Income from Continuing Operations
  Before Income Taxes .................................     $4,991

Less Interest Capitalized during
  the Period...........................................        151

Add Equity Investment Losses, net of distributions
  of Less than 50% Owned Affiliates....................        173

Add Fixed Charges......................................        683

Total Earnings from Continuing
  Operations Before Income Taxes
  and Fixed Charges....................................     $5,696



Fixed Charges

Total Interest Expense Including Capitalized Interest..     $  473

Interest Portion of Rental Expense.....................        210

  Total Fixed Charges..................................     $  683

Ratio of Earnings to Fixed Charges.....................        8.3